As filed with the Securities and Exchange Commission on May 18, 1998

                                                      Registration No. 333-45881


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


      POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO REGISTRATION STATEMENT
                  ON FORM S-4 UNDER THE SECURITIES ACT OF 1933



                         FIRST EMPIRE STATE CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

New York                                                             16-0968385
-------------------------------                                ----------------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                              Identification No.)

                                  One M&T Plaza
                             Buffalo, New York 14240
--------------------------------------------------------------------------------
          (Address, including zip code, of principal executive offices)


            1992 ONBANCorp Directors' Stock Option Plan Restated 1987
          Stock Option and Appreciation Rights Plan of ONBANCorp, Inc.
            Franklin First Financial Corp. 1988 Stock Incentive Plan
--------------------------------------------------------------------------------
                            (Full title of the plans)


                           Richard A. Lammert, Esquire
                    Senior Vice President and General Counsel
                         First Empire State Corporation
                                  One M&T Plaza
                             Buffalo, New York 14240
                                 (716) 842-5390
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:
                               Steven Kaplan, Esq.
                                 Arnold & Porter
                              555 12th Street, N.W.
                             Washington, D.C. 20004
                                 (202) 942-5998

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


      Item 3.  Incorporation of Documents by Reference.

      The following documents filed by First Empire State Corporation (File No. 1-9861) ("First Empire") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      (a) First Empire's Annual Report on Form 10-K for the year ended December 31, 1997.

      (b) First Empire's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

      (c)   First Empire's Current Report on Form 8-K dated as of January 9,
            1998.

      (d) First Empire's Current Report on Form 8-K dated as of April 1, 1998, as amended by a Current Report on Form 8-K/A filed on May 14, 1998.

      (e) The description of the common stock of First Empire, par value $5.00 per share ("First Empire Common Stock"), contained in a registration statement on Form 8-A filed by First Empire on March 4, 1988, and any amendments or reports filed for the purpose of updating such description.

      All documents filed by First Empire after the date of this Post-Effective Amendment No. 1 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all First Empire Common Stock offered hereby has been sold or which deregisters such First Empire Common Stock then remaining unsold, shall be deemed to be incorporated in this Post-Effective Amendment No. 1 by reference and shall be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Post-Effective Amendment No. 1 shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Post-Effective Amendment No. 1 modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Post-Effective Amendment No. 1.

      Item 4.  Description of Securities.

      Not applicable.

      Item 5.  Interests of Named Experts and Counsel.

      The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of First Empire for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The audited consolidated financial statements of ONBANCorp, Inc. (File No. 018011) ("ONBANCorp") and subsidiaries as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995, included in ONBANCorp's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference to First Empire's Current Report on Form 8-K dated as of April 1, 1998 ("First Empire's Form 8-K"), have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon, incorporated therein by reference and incorporated herein by reference to First Empire's Form 8-K. Such financial statements are incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

      Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

      Richard A. Lammert, Esq., Senior Vice President and General Counsel of First Empire, has delivered a legal opinion to the effect that the issuance and sale of the First Empire Common Stock offered hereby was duly authorized by First Empire and that such First Empire Common Stock will be validly issued, fully paid and nonassessable when issued. As of May 12, 1998, Mr. Lammert was the beneficial owner of 6,076 shares of First Empire Common Stock and held options granted under First Empire's 1983 Stock Option Plan covering 10,000 shares of First Empire Common Stock, 6,450 of which are currently exercisable.

      Item 6.  Indemnification of Directors and Officers.

      Section 722 of the New York Business Corporation Law ("NYBCL") provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for stockholder derivative suits by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances, the person is fairly and reasonably entitled to indemnification for such portion of the settlement amount and expenses as the court deems proper.

      Section 721 of the NYBCL provides that indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of stockholders or directors, or (ii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

      Under Section 723 of the NYBCL, any person to whom such provisions in the NYBCL regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL, the certificate of incorporation, the bylaws, any resolution of stockholders or directors or any agreement pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors, or (ii) if such quorum is not available, or even if available, if so directed by a quorum of disinterested directors by either (A) the board upon the written opinion of counsel, or (B) by the stockholders.

      First Empire's Certificate of Incorporation provides that First Empire will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity. First Empire has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of First Empire in connection with the performance of their duties.

      Item 7.  Exemption from Registration Claimed.

      Not applicable.

      Item 8.  Exhibits.

      The exhibits listed on the Exhibit Index on page II-9 of this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 have been previously filed, are filed herewith or are incorporated herein by reference to other filings.

      Item 9.  Undertakings.

      First Empire hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by First Empire pursuant to
            Section 13 or 15(d) of the Exchange Act, which are incorporated by reference in this Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That, for purposes of determining any liability under the Securities Act, each filing of First Empire's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First Empire pursuant to the foregoing provisions, or otherwise, First Empire has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First Empire of expenses incurred or paid by a director, officer or controlling person of First Empire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First Empire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, First Empire certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on May 18, 1998.

                                          FIRST EMPIRE STATE CORPORATION



                                          By:   /s/ Michael P. Pinto
                                                --------------------------
                                                Michael P. Pinto
                                                Executive  Vice  President and
                                                Chief Financial Officer


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 18, 1998:

      Signature                                       Title

      ----------------
      William F. Allyn                                Director

      *  Brent D. Baird
      -----------------
      Brent D. Baird                                  Director

      *  John H. Benisch
      ------------------
      John H. Benisch                                 Director

      -------------------                             Chairman of the Board
      Robert J. Bennett                               and Director

      *  C. Angela Bontempo
      ---------------------
      C. Angela Bontempo                              Director

      *  Robert T. Brady
      ------------------
      Robert T. Brady                                 Director

      *  Patrick J. Callan
      --------------------
      Patrick J. Callan                               Director

      *  Richard E. Garman
      --------------------
      Richard E. Garman                               Director

      *  James V. Glynn
      -----------------
      James V. Glynn                                  Director

      *  Roy M. Goodman
      -----------------
      Roy M. Goodman                                  Director

      *  Patrick W.E. Hodgson
      -----------------------
      Patrick W.E. Hodgson                            Director

      *  Samuel T. Hubbard, Jr.
      -------------------------
      Samuel T. Hubbard, Jr.                          Director

      ----------------------
      Russell A. King                                 Director

      *  Lambros J. Lambros
      ---------------------
      Lambros J. Lambros                              Director

      *  Wilfred J. Larson
      --------------------
      Wilfred J. Larson                               Director

      --------------------
      Peter J. O'Donnell, Jr.                         Director

      *  Jorge G. Pereira
      -------------------
      Jorge G. Pereira                                Vice Chairman and Director

      *  Michael P. Pinto                             Executive Vice President
      -------------------                             and Chief Financial
      Michael P. Pinto                                Officer (Principal
                                                      Financial Officer)

      *  Michael R. Spychala                          Administrative Vice
      ----------------------                          President, Controller and
      Michael R. Spychala                             Assistant Secretary
                                                      (Principal Accounting
                                                      Officer)

      *  Raymond D. Stevens, Jr.
      --------------------------
      Raymond D. Stevens, Jr.                         Director

      -------------------
      John L. Vensel                                  Director

      *  Herbert L. Washington
      ------------------------
      Herbert L. Washington                           Director

      *  John L. Wehle, Jr.
      ---------------------
      John L. Wehle, Jr.                              Director

      *  Robert G. Wilmers                            Chief Executive Officer,
      --------------------                            President and Director
      Robert G. Wilmers                               (Principal Executive
                                                      Officer)


                              * By /s/ Richard A. Lammert         May 18, 1998
                              ----------------------------
                               (Attorney-in-fact)

                                INDEX TO EXHIBITS


Exhibit 4.1       1992 ONBANCorp Directors' Stock Option Plan, filed herewith.

Exhibit 4.2 Restated 1987 Stock Option and Appreciation Rights Plan of ONBANCorp, Inc., previously filed as Exhibit A to the Proxy Statement (File No. 000-18011) filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 by ONBANCorp,
                  Inc., on March 18, 1997.

Exhibit 4.3 Franklin First Financial Corp. 1988 Stock Incentive Plan, filed herewith.

Exhibit 5         Opinion of Richard A. Lammert, Esq., previously filed as
                  Exhibit 5 to the Registration Statement on Form S-4 (File No. 333-45881) by First Empire State Corporation on February 9, 1998.

Exhibit 23.1 Consent of Richard A. Lammert, Esq., included in the opinion previously filed as Exhibit 5 hereto.

Exhibit 23.2      Consent of Price Waterhouse LLP, filed herewith.

Exhibit 23.3      Consent of KPMG Peat Marwick LLP, filed herewith.

Exhibit 24.1 Powers of Attorney of certain directors and officers of First Empire, previously filed as Exhibit 24 to the Registration Statement on Form S-4.